Exhibit 99.1

QTS appoints Brent Bensten as Chief Technology Officer and Jon Greaves as EVP of Quality Special Operations

QTS continues to expand federal business in response to accelerating growth opportunity including 5+ megawatt lease signing during Q4 2020

OVERLAND PARK, KS (January 13, 2021) – QTS Realty Trust (NYSE: QTS), a leading provider of hybrid colocation and mega scale data center solutions, today announced that it has named Brent Bensten as Chief Technology Officer and Jon Greaves as EVP of Quality Special Operations with leadership of federal service delivery and strategy.

Brent Bensten, QTS’ current EVP of Architecture and Development, will assume the role of Chief Technology Officer, effective February 1, 2021, and now report to the Chief Executive Officer. Mr. Bensten joined the Company in 2015 and has more than 20 years of experience in technology and data center operations leadership roles. During his tenure at QTS, Mr. Bensten has overseen the core initiative of digitizing QTS’ internal and external systems and processes. Mr. Bensten has also led the development and implementation of QTS’ innovative Service Delivery Platform (SDP), the industry’s first software-defined orchestration platform. SDP remains one of the Company’s strategic differentiators in the marketplace by empowering customers to interact with their data and QTS services with real-time visibility, access and dynamic control of critical metrics and solutions from a single platform.

As part of this transition and in response to the accelerating momentum QTS has experienced in the federal vertical, the Company is announcing the appointment of Jon Greaves as EVP of Quality Special Operations, effective February 1, 2021. In this newly created role, Mr. Greaves will have primary oversight responsibility for QTS’ federal service delivery and strategy and will continue to report to the Chief Executive Officer. Mr. Greaves will also support Mr. Bensten on the Company’s broader technology and service delivery functions including direct customer and partner engagement. Mr. Greaves joined QTS in 2015 following a 20+ year career in technology services leadership roles across information security and data center operations. He has served as QTS’ Chief Technology Officer since 2016 and has over 15 years experience supporting federal operations and systems and has played a key role in establishing QTS’ federal operational maturity.

“Two of QTS’ strongest differentiators are the ability to meet the service delivery needs of our hyperscale and hybrid colocation customers through a software-defined data center experience and our strategic focus on the federal vertical. I am pleased to have leaders like Brent and Jon step into new roles to enhance these differentiators and further support our strategic growth objectives,” said Chad Williams, Chairman and Chief Executive Officer of QTS. “Brent and Jon have combined to help establish QTS as a leading innovator in the data center services industry and I look forward to their continued partnership driving QTS’ success.”

The federal vertical remains a strategic focus area for QTS. Over the last several years, QTS positioned its platform for success within the federal vertical with strategic investments in the necessary processes, operational capability, and talent. These investments, combined with a growing track record of building and operating data center infrastructure in support of federal agency requirements, have established QTS as a leading data center services provider for systems integrators and hyperscale cloud companies supporting the Federal Government.

During the fourth quarter of 2020, QTS signed a 5+ megawatt lease with a hyperscale cloud provider supporting the Federal Government, which represents the third consecutive quarter in which QTS has signed a multi-megawatt lease within the federal vertical. Including the 5+ megawatt lease signed during the fourth quarter of 2020, QTS signed leases representing in excess of 15 megawatts in 2020 supporting federal deployments. This level of activity represents more than double the aggregate leasing volume signed during 2018 and 2019 in QTS’ federal vertical. The capital required to support these new deployments has already been factored into the Company’s cash capital expenditure outlook for 2021 outlined in the Company’s third quarter 2020 earnings presentation.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 7 million square feet of owned mega scale data center space within North America and Europe. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. Visit QTS at www.qtsdatacenters.com, call toll-free 877.QTS.DATA or follow on Twitter @DataCenters_QTS.

Investor Relations Contact:

Stephen Douglas, EVP Finance

ir@qtsdatacenters.com

Media Contact:

Carter B. Cromley

(703) 861-7245

carter.cromley@qtsdatacenters.com